                                                                     EXHIBIT 5.1

                                  May 24, 2000

Ventana Medical Systems, Inc.
3865 North Business Center Drive
Tucson, AZ 85705

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by Ventana Medical Systems, Inc., a Delaware corporation (the "Company"), with respect to 1,675,000 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company to be offered and sold from time to time pursuant to the Company's 1996 Employee Stock Option Plan (the "Option Plan") and the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

         In this connection, we have examined the Certificate of Incorporation and By-Laws of the Company, records of proceedings of the Board of Directors and stockholders of the Company, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares, when issued pursuant to the terms and conditions of the Option Plan and Purchase Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement described above.

                                               Very truly yours,



                                               Christian J. Hoffmann, III
                                               For the Firm